Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
REPORT ON SCHEDULE
To the Board of Trustees and Shareholders of
U-Store-It Trust
Cleveland, Ohio
We consent to the use in this Registration Statement on Form S-11 of U-Store-It Trust of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule of U-Store-It Trust and subsidiaries and the consolidated and combined financial statements of Acquiport/Amsdell, and of our report, dated August 25, 2005 relating to the combined statement of revenues and certain expenses of the properties known as the Rising Tide Combined Properties, appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
September 12, 2005